EXHIBIT 21.1

SUBSIDIARIES

Name	Jurisdiction of Organization
Hines Global REIT Properties LP	Delaware
Hines Global REIT 17600 Gillette GP LLC	Delaware
Hines Global REIT 17600 Gillette LP	Delaware
Hines- Moorfield UK Venture S.Á.R.L. (Lux)	Luxembourg
Hines- Moorfield Brindley 3 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 4 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 5 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 6 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 9 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 100 S.Á.R.L.	Luxembourg
Hines Global REIT Hock Plaza I LLC	Delaware
Hines Global REIT Southpark Center II GP LLC	Delaware
Hines Global REIT Southpark Center II LP	Delaware
Hines Global REIT 50 South Sixth LLC	Delaware
HGR International Investment Manager LLC	Delaware
Hines Global REIT European Holdings LLC	Delaware
Hines Global REIT HoldCo S.A.R.L.	Luxembourg
Sofina Properties Limited	British Virgin Islands
Hines Global REIT Moscow Holdings LLC	Delaware
Ifmall Finance Ltd	British Virgin Islands
Finmos Ltd	Cyprus
Dolorous Ltd	Cyprus
ZAO FM Logistic (SEVO)	Russia
Hines Global REIT Moscow Holdings II LLC	Delaware
HGR Moscow G11 Holdings, Ltd.	British Virgin Islands
Glumeran Holdings Limited	Cyprus
Fibersoft Limited	Cyprus
Maxrange Limited	Cyprus
OOO Gogolevsky 11	Russia
OOO GTN Global Properties 2	Russia
Hines Global REIT 250 Royall LLC	Delaware